Exhibit 99

Investor News	NYSE:PEG

For further information, contact:

• Kathleen A. Lally, Vice President – Investor Relations	Phone: 973-430-6565
• Carlotta Chan Lane, Manager – Investor Relations	Phone: 973-430-6596

July 30, 2010

PSEG ANNOUNCES 2010 SECOND QUARTER RESULTS

$0.44 PER SHARE FROM NET INCOME

$0.65 PER SHARE OF OPERATING EARNINGS

Company Maintains 2010 Operating Earnings Guidance of $3.00-$3.25 Per Share

Susquehanna-Roseland In-Service Date Delayed

Public Service Enterprise Group (PSEG) reported today Second Quarter 2010 Net Income and Income from Continuing Operations of $224 million or $0.44 per share as compared to $311 million or $0.61 per share for the Second Quarter of 2009. Operating Earnings for the second quarter of 2010 were $331 million or $0.65 per share compared to the Second Quarter of 2009 Operating Earnings of $318 million or $0.63 per share.

PSEG believes that the non-GAAP financial measure of “Operating Earnings” provides a consistent and comparable measure of performance of its businesses to help shareholders understand performance trends. Operating Earnings exclude the impact of returns/(losses) associated with Nuclear Decommissioning Trust (NDT), Mark-to-Market (MTM) accounting and other material one time items. The table below provides a reconciliation of PSEG’s Net Income to Operating Earnings (a non-GAAP measure) for the first quarter. See Attachment 12 for a complete list of items excluded from Income from Continuing Operations in the determination of Operating Earnings.

PSEG CONSOLIDATED EARNINGS (unaudited)

Second Quarter Comparative Results

2010 and 2009

	Income ($millions)		Diluted Earnings Per Share
	2010	2009	2010	2009
Net Income/Income from Continuing Ops	$224	$311	$0.44	$0.61
Less: Excluded Items	107	7	0.21	0.02
Operating Earnings (Non-GAAP)	$331	$318	$0.65	$0.63
		Avg. Shares	507M	507M

“Although our results continue to be affected by weak economic conditions and low energy prices, our employees’ dedication to operational efficiency continues to provide important support for our earnings” said Ralph Izzo, chairman, president and chief executive officer of PSEG. He went on to say, “with the implementation of an increase in electric and gas rates at the start of the summer and extremely warm weather conditions, we are reaffirming our operating earnings guidance for 2010 of $3.00 - $3.25 per share.” Operating Earnings guidance by company for the full year is as follows:

Operating Earnings

	2010E	2009A
PSEG Power	$1,060 - $1,135	$1,205
PSE&G	$425 - $455	$321
PSEG Energy Holdings	$30 - $40	$43
Parent	$5 - $15	$10
Total	$1,520 - $1,645	$1,579
Earnings Per Share	$3.00 - $3.25	$3.12

Ralph Izzo indicated that PSE&G has notified the PJM Interconnection that the in-service date for the eastern portion of the Susquehanna-Roseland transmission line has been delayed by 2 years to 2014 with the in-service date for the western portion of the line delayed until 2015. He added “we are disappointed by the delay, but look forward to meeting the region’s reliability requirements in partnership with our regulators and PJM.” The delays are due to on-going environmental permit reviews.

Operating Earnings Review and Outlook by Operating Subsidiary

See Attachment 6 for detail regarding the quarter-over-quarter reconciliations for each of PSEG’s businesses.

PSEG Power

PSEG Power reported operating earnings of $239 million ($0.47 per share) for the second quarter of 2010 compared with operating earnings of $253 million ($0.50 per share) for the second quarter of 2009. PSEG Power’s operating earnings for 2009 have been adjusted to reflect the inclusion of the results for the Texas gas-fired generating assets transferred from PSEG Energy Holdings during the fourth quarter of last year.

PSEG Power’s results in the second quarter of 2010 were supported by a 20% increase in generation. Demand increased due to warmer than normal weather which more than offset the impact on earnings from a decline in pricing aiding earnings by $0.02 per share. Lower realized pricing includes the effect of customer migration from BGS. Although the level of customer migration is consistent with the Company’s expectations, market prices for energy were lower than anticipated. As a result, the impact on margins from customer migration away from BGS reduced earnings by $0.01 per share quarter-over-quarter. Included in Power’s fuel expense is an impairment of excess sulfur dioxide emissions allowances which reduced earnings by $0.02 per share. A decline in margin associated with other trading related activity reduced Power’s earnings during the quarter by $0.02 per share. A quarter-over-quarter decline in depreciation and O&M more than offset an increase in interest expense aiding earnings by $0.01 per share. An increase in the effective tax rate reduced earnings by $0.02 per share.

The nuclear generating units operated by PSEG Power performed at an average capacity factor of 88% during the quarter resulting in a capacity factor of 92.5% for the first half of the year. The results for the quarter include the effect of a 25-day refueling outage at Salem 1. Including Power’s 50% interest in the Peach Bottom units, the fleet operated at an average capacity factor during the quarter of 92.6%. Performance in the second half of the year, however, will be impacted by an unplanned 17-day outage at Salem 1 during the month of July to repair a transformer. The unit returned to service on July 24. The unplanned outage is expected to reduce Salem’s capacity factor for the full year by 5%, however, given year-to-date positive results for the rest of the nuclear fleet, the outage is expected to lower the full year capacity factor for the fleet by approximately 0.5%.

Generation from the coal-fired fleet increased 77% during the quarter in response to weather-related demand. The combined cycle fleet benefited from market opportunities, operating at an average capacity factor of 53% in the quarter.

Power’s operating earnings for 2010 are forecast at $1,060 - $1,135 million compared to operating earnings for 2009 of $1,205 million. Full year operating earnings will be affected by continued lower forward energy pricing.

Power’s coal and nuclear production is 100% hedged for 2010 at an average price of $72 per MWh versus average hedge prices in place for 2009 of $78 per MWh. Power continues to hedge its expected generation in future years consistent with past practice. At mid-2010, approximately 66% of Power’s anticipated coal and nuclear generation is hedged for 2011 with hedges in place for 26% of Power’s anticipated coal and nuclear generation for 2012.

Power’s full year earnings comparisons will also be affected by greater than anticipated erosion in margins from BGS customer migration as well as volume declines associated with other full requirement contracts. The forecast includes the impact of the unscheduled 17-day outage at Salem 1. These items will be partially offset by an increase in generation volume, a decline in depreciation expense and continued focus on O&M. In addition, Power’s full year earnings will reflect the impact of a one-time increase in taxes related to the enactment of health care legislation recognized in March 2010 along with the impairment of sulfur-dioxide emissions allowances.

PSE&G

PSE&G reported operating earnings of $75 million ($0.15 per share) for the second quarter of 2010 compared with operating earnings of $43 million ($0.09 per share) for the second quarter of 2009.

PSE&G’s results were driven by warmer than normal weather. The THI Index which takes temperature and humidity into account was 41% above normal during the second quarter and 131% higher than year ago levels. An increase in demand related revenues aided earnings by $0.03 per share; an increase in weather related sales added $0.01 per share. Higher transmission revenues added $0.01 per share. A reduction in operating and maintenance expense was offset by a one-time $0.02 per share charge related to expenses disallowed in the rate case. A reduction in the effective tax rate improved earnings by $0.01 per share.

PSE&G’s weather normalized electric sales showed a slight improvement during the quarter as increased sales to the residential and commercial sectors were largely offset by continued weakness in the industrial sector.

PSE&G received approval from the New Jersey Board of Public Utilities (BPU) for an increase in electric rates of $73.5 million on June 7, 2010; the BPU subsequently approved an increase in gas rates of $26.5 million on June 18. The rate increase provides for a 10.3% return on equity and a 51.2% equity ratio. As part of the rate agreement, the rate of return authorized in this agreement will also apply to the investment programs approved in 2009. PSE&G also agreed to refund $122 million to electric customers over a 24-month period to resolve a long-standing issue associated with the state’s de-regulation law. The refund was recognized in the second quarter, and resulted in a charge of $0.14 per share against PSE&G’s net income. This item was excluded from our operating earnings.

PSE&G’s operating earnings for 2010 are forecast at $425 million – $455 million compared to 2009 operating earnings of $321 million. Operating earnings will be influenced by a full year of return on capital projects approved by the BPU in 2009, the increase in electric and gas distribution rates, an increase in transmission revenue effective at the beginning of the year, growth in weather normalized sales and focus on operating expenses.

PSE&G notified PJM that it has not obtained certain environmental approvals that are required for completion of the Eastern and Western segments of the Susquehanna – Roseland transmission line. Consequently, at this time, we do not expect the Eastern portion of the line to be in service before June 2014, and we do not expect the Western portion to be in service before June 2015.

PSEG Energy Holdings

PSEG Energy Holdings reported operating earnings of $12 million ($0.02 per share) for the second quarter of 2010 versus operating earnings of $21 million ($0.04 per share) during the second quarter of 2009. The results for 2009 have been adjusted to reflect the transfer of the Texas gas-fired generating assets to PSEG Power during the fourth quarter of 2009.

The decline in operating earnings for the quarter reflects lower gains on lease sales and lower project earnings which together reduced quarter over quarter earnings by $0.05 per share. Tax benefits primarily associated with the start-up of solar projects in Ohio and Florida added $0.02 per share to earnings. A decline in interest expense aided earnings comparisons by $0.01 per share.

PSEG Energy Holdings terminated one cross-border lease during the quarter. The successful termination reduced Holdings potential cash tax liability to $550 million at the end of June. In addition, Holdings has deposited $320 million with the IRS to defray potential interest costs associated with this disputed tax liability, reducing our potential cash exposure to $230 million.

Holdings operating earnings for 2010 are forecast at $30 million to $40 million compared to 2009 operating earnings of $43 million. The decline reflects the loss of income on terminated leases, and a reduction in gains from the termination of leases.

Financings

PSEG completed several financings during the quarter at Power and PSE&G with funds used to finance our capital expenditures and redeem higher cost debt facilities.

FORWARD-LOOKING STATEMENT

Readers are cautioned that statements contained in this presentation about our and our subsidiaries’ future performance, including future revenues, earnings, strategies, prospects, consequences and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. When used herein, the words “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast”, “project”, variations of such words and similar expressions are intended to identify forward-looking statements. Although we believe that our expectations are based on reasonable assumptions, they are subject to risks and uncertainties and we can give no assurance they will be achieved. The results or developments projected or predicted in these statements may differ materially from what may actually occur. Factors which could cause results or events to differ from current expectations include, but are not limited to:

•	Adverse changes in energy industry law, policies and regulation, including market structures, transmission planning and rules and reliability standards.

•	Any inability of our transmission and distribution businesses to obtain adequate and timely rate relief and regulatory approvals from federal and state regulators.

•	Changes in federal and state environmental regulations that could increase our costs or limit operations of our generating units.

•	Changes in nuclear regulation and/or developments in the nuclear power industry generally that could limit operations of our nuclear generating units.

•	Actions or activities at one of our nuclear units located on a multi-unit site that might adversely affect our ability to continue to operate that unit or other units located at the same site.

•	Any inability to balance our energy obligations, available supply and trading risks.

•	Any deterioration in our credit quality.

•	Availability of capital and credit at commercially reasonable terms and conditions and our ability to meet cash needs.

•	Any inability to realize anticipated tax benefits or retain tax credits.

•	Changes in the cost of, or interruption in the supply of, fuel and other commodities necessary to the operation of our generating units.

•	Delays in receipt of necessary permits and approvals for our construction and development activities.

•	Delays or unforeseen cost escalations in our construction and development activities.

•	Increase in competition in energy markets in which we compete.

•	Adverse performance of our decommissioning and defined benefit plan trust fund investments and changes in discount rates and funding requirements.

•	Changes in technology and customer usage patterns.

For further information, please refer to our Annual Report on Form 10-K, including Item 1A. Risk Factors, and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. These documents address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this presentation. In addition, any forward-looking statements included herein represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if our internal estimates change, unless otherwise required by applicable securities laws.

Attachment 1

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Operating Earnings and Per Share Results by Subsidiary

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009
Earnings Results ($ Millions)
PSEG Power	$239	$253	$537	$606
PSE&G	75	43	192	166
PSEG Energy Holdings	12	21	19	31
PSEG	5	1	8	(3)

Operating Earnings	$331	$318	$756	$800

Reconciling Items(a)	(107)	(7)	(41)	(45)

Net Income	$224	$311	$715	$755

Fully Diluted Average Shares Outstanding (in Millions)	507	507	507	507

Per Share Results (Diluted)
PSEG Power	$0.47	$0.50	$1.06	$1.20
PSE&G	0.15	0.09	0.38	0.33
PSEG Energy Holdings	0.02	0.04	0.03	0.06
PSEG	0.01	—	0.02	(0.01)

Operating Earnings	$0.65	$0.63	$1.49	$1.58

Reconciling Items(a)	(0.21)	(0.02)	(0.08)	(0.09)

Net Income	$0.44	$0.61	$1.41	$1.49

(a)	See attachment 12 for details of items excluded from Income from Continuing Operations to compute Operating Earnings. Income from Continuing Operations for the three months and six months ended June 30, 2010 and 2009 is equal to Net Income.

Note:

Income from Continuing Operations includes preferred stock dividends relating to PSE&G of $1 million for the three months ended June 30, 2009.

Income from Continuing Operations includes preferred stock dividends relating to PSE&G of $1 million and $2 million for the six months ended June 30, 2010 and 2009, respectively.

Attachment 2

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Consolidating Statements of Operations

(Unaudited, $ Millions)

	For the Three Months Ended June 30, 2010
	PSEG	OTHER (a)	PSEG POWER	PSE&G	PSEG ENERGY HOLDINGS
OPERATING REVENUES	$2,455	$(459)	$1,358	$1,536	$20
OPERATING EXPENSES
Energy Costs	1,147	(457)	687	917	—
Operation and Maintenance	610	(11)	269	343	9
Depreciation and Amortization	233	5	48	177	3
Taxes Other Than Income Taxes	28	—	—	28	—

Total Operating Expenses	2,018	(463)	1,004	1,465	12

OPERATING INCOME	437	4	354	71	8
Income from Equity Method Investments	5	—	—	—	5
Other Income and Deductions	35	1	30	3	1
Other Than Temporary Impairments	(5)	—	(5)	—	—
Interest Expense	(120)	4	(42)	(80)	(2)
Preferred Stock Dividends	—	—	—	—	—

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	352	9	337	(6)	12
Income Tax (Expense) Benefit	(128)	(4)	(133)	9	—

NET INCOME	$224	$5	$204	$3	$12

Reconciling Items Excluded from Continuing Operations(C) :	(107)	—	(35)	(72)	—

OPERATING EARNINGS	$331	$5	$239	$75	$12

	For the Three Months Ended June 30, 2009
	PSEG	OTHER (a)	PSEG POWER	PSE&G	PSEG ENERGY HOLDINGS
OPERATING REVENUES	$2,560	$(541)	$1,363	$1,643	$95
OPERATING EXPENSES
Energy Costs	1,067	(539)	627	979	—
Operation and Maintenance	627	(8)	281	344	10
Depreciation and Amortization	203	4	53	144	2
Taxes Other Than Income Taxes	26	—	—	26	—

Total Operating Expenses	1,923	(543)	961	1,493	12

OPERATING INCOME	637	2	402	150	83
Income from Equity Method Investments	1	—	—	—	1
Other Income and Deductions	47	—	42	3	2
Other Than Temporary Impairments	(1)	(1)	—	—	—
Interest Expense	(133)	(2)	(39)	(80)	(12)
Preferred Stock Dividends	—	1	—	(1)	—

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES (b)	551	—	405	72	74
Income Tax (Expense) Benefit	(240)	1	(159)	(29)	(53)

NET INCOME	$311	$1	$246	$43	$21

Reconciling Items Excluded from Continuing Operations(C) :	(7)	—	(7)	—	—

OPERATING EARNINGS	$318	$1	$253	$43	$21

(a)	Primarily includes financing activities and donations at the parent and intercompany eliminations.
(b)	Income from Continuing Operations before Income Taxes includes preferred stock dividends relating to PSE&G of $1 million for the three months ended June 30, 2009.
(c)	See attachment 12 for details of items excluded from Income from Continuing Operations to compute Operating Earnings. Income from Continuing Operations for the three months ended June 30, 2010 and 2009 is equal to Net Income.

Attachment 3

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Consolidating Statements of Operations

(Unaudited, $ Millions)

	For the Six Months Ended June 30, 2010
	PSEG	OTHER (a)	PSEG POWER	PSE&G	PSEG ENERGY HOLDINGS
OPERATING REVENUES	$6,135	$(1,562)	$3,661	$3,980	$56
OPERATING EXPENSES
Energy Costs	2,915	(1,560)	2,018	2,457	—
Operation and Maintenance	1,314	(19)	554	757	22
Depreciation and Amortization	465	9	96	354	6
Taxes Other Than Income Taxes	70	—	—	70	—

Total Operating Expenses	4,764	(1,570)	2,668	3,638	28

OPERATING INCOME	1,371	8	993	342	28
Income from Equity Method Investments	8	—	—	—	8
Other Income and Deductions	62	(2)	55	7	2
Other Than Temporary Impairments	(6)	—	(6)	—	—
Interest Expense	(236)	7	(82)	(157)	(4)
Preferred Stock Dividends	—	1	—	(1)	—

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES (b)	1,199	14	960	191	34
Income Tax Expense	(484)	(6)	(392)	(71)	(15)

NET INCOME	$715	$8	$568	$120	$19

Reconciling Items Excluded from Continuing Operations(C) :	(41)	—	31	(72)	—

OPERATING EARNINGS	$756	$8	$537	$192	$19

	For the Six Months Ended June 30, 2009
	PSEG	OTHER (a)	PSEG POWER	PSE&G	PSEG ENERGY HOLDINGS
OPERATING REVENUES	$6,480	$(1,864)	$3,827	$4,378	$139
OPERATING EXPENSES
Energy Costs	3,135	(1,861)	2,158	2,838	—
Operation and Maintenance	1,301	(16)	555	739	23
Depreciation and Amortization	410	8	104	293	5
Taxes Other Than Income Taxes	70	—	—	70	—

Total Operating Expenses	4,916	(1,869)	2,817	3,940	28

OPERATING INCOME	1,564	5	1,010	438	111
Income from Equity Method Investments	11	—	—	—	11
Other Income and Deductions	63	(7)	62	3	5
Other Than Temporary Impairments	(61)	(1)	(60)	—	—
Interest Expense	(278)	(6)	(88)	(159)	(25)
Preferred Stock Dividends	—	2	—	(2)	—

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES (b)	1,299	(7)	924	280	102
Income Tax (Expense) Benefit	(544)	4	(363)	(114)	(71)

NET INCOME (LOSS)	$755	$(3)	$561	$166	$31

Reconciling Items Excluded from Continuing Operations(C) :	(45)	—	(45)	—	—

OPERATING EARNINGS (LOSS)	$800	$(3)	$606	$166	$31

(a)	Primarily includes financing activities and donations at the parent and intercompany eliminations.
(b)	Income from Continuing Operations before Income Taxes includes preferred stock dividends relating to PSE&G of $1 million and $2 million for the six months ended June 30, 2010 and 2009, respectively.
(c)	See attachment 12 for details of items excluded from Income from Continuing Operations to compute Operating Earnings. Income from Continuing Operations for the six months ended June 30, 2010 and 2009 is equal to Net Income.

Attachment 4

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Capitalization Schedule

(Unaudited, $ Millions)

	June 30, 2010	December 31, 2009
DEBT
Commercial Paper and Loans	$390	$530
Long-Term Debt	7,456	6,781
Securitization Debt	1,251	1,343
Project Level, Non-Recourse Debt	40	42

Total Debt	9,137	8,696
SUBSIDIARY’S PREFERRED STOCK WITHOUT MANDATORY REDEMPTION	—	80

STOCKHOLDERS’ EQUITY
Common Stock	4,786	4,788
Treasury Stock	(593)	(588)
Retained Earnings	5,072	4,704
Accumulated Other Comprehensive Loss	(139)	(116)

Total Common Stockholders’ Equity	9,126	8,788
Noncontrolling Interests - Equity Investments	9	10

Total Equity	9,135	8,798

Total Capitalization	$18,272	$17,574

Attachment 5

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, $ Millions)

	For the Six Months Ended June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$715	$755
Adjustments to Reconcile Net Income to Net Cash Flows From Operating Activities	(195)	34

NET CASH PROVIDED BY OPERATING ACTIVITIES	520	789

NET CASH USED IN INVESTING ACTIVITIES	(755)	(210)

NET CASH USED IN FINANCING ACTIVITIES	(58)	(507)

Net Increase (Decrease) in Cash and Cash Equivalents	(293)	72
Cash and Cash Equivalents at Beginning of Period	350	321

Cash and Cash Equivalents at End of Period	$57	$393

Attachment 6

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Quarter-over-Quarter EPS Reconciliation

June 30, 2010 vs. June 30, 2009

(Unaudited)

Attachment 7

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Year-over-Year EPS Reconciliation

June 30, 2010 vs. June 30, 2009

(Unaudited)

Attachment 8

PSEG POWER LLC

Generation Measures

(Unaudited)

	GWhr Breakdown		GWhr Breakdown
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Nuclear - NJ	5,027	4,738	10,371	10,227
Nuclear - PA	2,460	2,458	4,897	4,787

Total Nuclear	7,487	7,196	15,268	15,014
Fossil - Coal - NJ*	1,044	220	2,172	972
Fossil - Coal - PA	1,335	1,233	2,766	2,666
Fossil - Coal - CT	216	17	577	510

Total Coal	2,595	1,470	5,515	4,148
Fossil - Oil & Natural Gas - NJ	2,834	2,082	5,505	3,902
Fossil - Oil & Natural Gas - NY	1,239	805	2,094	1,510
Fossil - Oil & Natural Gas - CT	17	—	21	99
Fossil - Oil & Natural Gas - TX	2,010	1,937	3,543	3,533

Total Oil & Natural Gas	6,100	4,824	11,163	9,044

	16,182	13,490	31,946	28,206

	% Generation by Fuel Type		% Generation by Fuel Type
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Nuclear - NJ	31%	35%	33%	36%
Nuclear - PA	15%	18%	15%	17%

Total Nuclear	46%	53%	48%	53%
Fossil - Coal - NJ*	7%	2%	7%	3%
Fossil - Coal - PA	8%	9%	8%	10%
Fossil - Coal - CT	1%	0%	2%	2%

Total Coal	16%	11%	17%	15%
Fossil - Oil & Natural Gas - NJ	18%	15%	17%	14%
Fossil - Oil & Natural Gas - NY	8%	7%	7%	5%
Fossil - Oil & Natural Gas - CT	0%	0%	0%	0%
Fossil - Oil & Natural Gas - TX	12%	14%	11%	13%

Total Oil & Natural Gas	38%	36%	35%	32%

	100%	100%	100%	100%

*	Includes Pumped Storage. Pumped Storage accounted for <1% of total generation for the three and six months ended June 30, 2010 and 2009.

Attachment 9

PUBLIC SERVICE ELECTRIC & GAS COMPANY

Retail Sales and Revenues

(Unaudited)

June 30, 2010

Electric Sales and Revenues

	Three Months Ended	Change vs. 2009	Six Months Ended	Change vs. 2009
Sales (millions kwh)
Residential	3,364	17.7%	6,531	7.2%
Commercial & Industrial	7,093	2.6%	14,066	0.8%
Street Lighting	82	-1.0%	185	-0.4%
Other	2	3.8%	5	2.0%

Total	10,541	6.9%	20,787	2.7%

Revenue ($ millions)
Residential	$529	13.4%	$1,066	5.9%
Commercial & Industrial	571	-19.1%	1,146	-17.7%
Street Lighting	18	1.0%	39	0.4%
Other Operating Revenues*	75	7.6%	167	22.6%

Total	$1,193	-5.3%	$2,418	-6.1%

	Three Months Ended	Change vs. 2009	Six Months Ended	Change vs. 2009
Weather Data
THI Hours - Actual	5,495	131.4%	5,495	131.4%
THI Hours - Normal	3,888		3,925

*	Primarily sales of Non-Utility Generator energy to PJM and Transmission related revenues.

Attachment 10

PUBLIC SERVICE ELECTRIC & GAS COMPANY

Retail Sales and Revenues

(Unaudited)

June 30, 2010

Gas Sold and Transported

	Three Months Ended	Change vs. 2009	Six Months Ended	Change vs. 2009
Sales (millions therms)
Residential Sales	156	-12.0%	801	-9.2%
Commercial & Industrial - Firm Sales	58	-15.0%	301	-10.2%
Commercial & Industrial - Interr. & Cogen	41	-9.5%	76	-17.6%

Total	255	-12.4%	1,178	-10.0%

Gas Transported - Firm Sales	71	-9.9%	269	-1.2%
Gas Transported - Non-Firm	240	116.3%	442	47.3%
Revenue ($ millions)
Residential Sales	$129	-21.3%	$662	-23.9%
Commercial & Industrial - Firm Sales	34	-6.6%	215	-6.6%
Commercial & Industrial - Interr. & Cogen	22	6.8%	44	-9.7%
Other Operating Revenues*	37	11.2%	75	10.8%

Total	$222	-12.7%	$996	-18.1%

Gas Transported	$121	-6.2%	$565	-3.7%

	Three Months Ended	Change vs. 2009	Six Months Ended	Change vs. 2009
Weather Data
Degree Days - Actual	169	-37.5%	2,146	-13.5%
Degree Days - Normal	295		2,352

*	Primarily Appliance Service.

Attachment 11

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Statistical Measures

(Unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2010	2009	2010	2009
Weighted Average Common Shares Outstanding (000’s)
Basic	506,109	505,990	506,030	505,988
Diluted	507,091	506,936	507,119	506,812
Stock Price at End of Period			$31.33	$32.63
Dividends Paid per Share of Common Stock	$0.3425	$0.3325	$0.6850	$0.6650
Dividend Payout Ratio*			44.6%	41.7%
Dividend Yield			4.3%	4.0%
Price/Earnings Ratio*			10.3	10.4
Rate of Return on Average Common Equity*			17.4%	20.6%
Book Value per Common Share			$18.04	$16.58
Market Price as a Percent of Book Value			174%	197%
Total Shareholder Return	7.3%	11.9%	-3.7%	14.5%

*	Calculation based on Operating Earnings for the 12 month period ended

Attachment 12

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Reconciling Items Excluded from Continuing Operations(a) to Compute Operating Earnings

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended December 31,
Pro-forma Adjustments, net of tax	2010	2009	2010	2009	2009
Earnings Impact ($ Millions)
Gain (Loss) on Nuclear Decommissioning Trust (NDT)	$10	$17	$20	$(6)	$9
Fund Related Activity (PSEG Power)
Gain (Loss) on Mark-to-Market (MTM) (PSEG Power)	(45)	(24)	11	(39)	(25)
Net Reversal of Lease Transaction Reserves (Energy Holdings)	—	—	—	—	29
Market Transition Charge Refund (PSE&G)	(72)	—	(72)	—	—

Total Pro-forma adjustments	$(107)	$(7)	$(41)	$(45)	$13

Fully Diluted Average Shares Outstanding (in Millions)	507	507	507	507	507

Per Share Impact (Diluted)
Gain (Loss) on NDT Fund Related Activity (PSEG Power)	$0.02	$0.03	$0.04	$(0.01)	$0.02
Gain (Loss) on MTM (PSEG Power)	(0.09)	(0.05)	0.02	(0.08)	(0.05)
Net Reversal of Lease Transaction Reserves (Energy Holdings)	—	—	—	—	0.05
Market Transition Charge Refund (PSE&G)	(0.14)	—	(0.14)	—	—

Total Pro-forma adjustments	$(0.21)	$(0.02)	$(0.08)	$(0.09)	$0.02

(a)	Income from Continuing Operations for the three and six months ended June 30, 2010 and 2009, and the twelve months ended December 31, 2009 is equal to Net Income.